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Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

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(248) 435-9426
christy.daehnert@meritor.com

Meritor Reports First-Quarter Fiscal Year 2012 Results

Revenue Increases $200 Million Compared to Prior Year

Completes Major Initiatives Targeted at Margin Expansion

TROY, Mich. (Feb. 2, 2012) — Meritor, Inc. (NYSE: MTOR) today reported financial results for its first fiscal quarter ended Dec. 31, 2011.

First-Quarter Highlights

  Sales were $1.159 billion, up $202 million or 21 percent, from the same period last year.

  Net loss on a GAAP basis was $22 million (which includes $24 million in restructuring), compared to a net loss of $2 million in the prior year’s first quarter.

  Adjusted EBITDA was $79 million, up $14 million or 22 percent from the same period last year.

  Cash flow provided by operations was $5 million in the first quarter of fiscal year 2012, compared to negative $49 million in the same period last year.

  Free cash flow was negative $20 million in the first quarter of fiscal year 2012, compared to negative $74 million in the same period last year.

     “Our performance this quarter was in line with our expectations, driven primarily by higher commercial truck sales in all regions that helped us to deliver a 22-percent increase in Adjusted EBITDA year-over-year,” said Chairman, CEO and President Chip McClure. “In addition, we completed key initiatives, including our European footprint rationalization and commercial truck pricing negotiations, which we expect to drive improving margins in the coming quarters.”

First-Quarter Results

     For the first quarter of fiscal year 2012, Meritor posted sales of $1.159 billion, up 21 percent from the same period last year. This increase in sales was primarily due to stronger truck demand in all regions. As compared to the fourth quarter of fiscal year 2011, sales in the first quarter were down almost five percent due to normal seasonality and lower defense revenue due to the planned deferral of Caiman shipments to future quarters.

     Loss from continuing operations, on a GAAP basis, was $13 million or $0.13 per diluted share, compared to a loss from continuing operations of $6 million or $0.07 per diluted share in the prior year. Loss from continuing operations includes $24 million of restructuring charges (including $19 million of non-cash charges) primarily associated with the sale of the company’s St. Priest, France, facility.

     Adjusted income from continuing operations in the first quarter of fiscal year 2012 was $11 million, or $0.12 per diluted share, compared to an adjusted loss from continuing operations of $3 million, or $0.04 per diluted share, a year ago.

     Adjusted EBITDA was $79 million, compared to $65 million in the first quarter of fiscal year 2011. Adjusted EBITDA margin for the first quarter of fiscal year 2012 was flat with the same period last year at 6.8 percent. Higher Adjusted EBITDA was primarily due to the benefits of increased sales partially offset by higher material costs.

     Free cash flow for the first quarter of fiscal year 2012 was negative $20 million compared to free cash flow of negative $74 million in the same period last year.

First-Quarter Segment Results

     Commercial Truck sales were $751 million, up $176 million from the same period last year. Segment EBITDA for the Commercial Truck segment was $47 million for the quarter, up $14 million from the first quarter of fiscal year 2011, primarily driven by increased sales in all regions partially offset by higher material costs.

     Sales for the company’s Industrial segment were $248 million, up $18 million from the first quarter of fiscal year 2011, primarily driven by the company’s on-highway business in India. Segment EBITDA for the company’s Industrial segment was $11 million, down $6 million from the same period last year. The lower Segment EBITDA is primarily attributable to changes in sales mix and higher material costs compared to the prior year.

     The company’s Aftermarket & Trailer segment posted sales of $235 million, up $24 million from the same period last year, primarily due to sales gains in North America. Segment EBITDA for Aftermarket & Trailer was $20 million, up $4 million or 25 percent from the first quarter of fiscal year 2011, primarily due to the favorable impact of higher sales.

First-Quarter Execution Highlights

  Completed Commercial Truck pricing negotiations.
  Increased base pricing to align to the company’s value proposition.

  Improved commodity cost recovery mechanisms.
  Rationalized European footprint as planned.
  Sale of St. Priest, France, facility to Renault effective Jan. 2, 2012.

  Negligible impact on European revenue.

  Anticipated strong payback starting in the second quarter of fiscal year 2012.

Outlook for 2012

     For fiscal year 2012, the company reaffirms its guidance for the following results from continuing operations:

  Revenue to be approximately $4.8 billion.

  Adjusted EBITDA margin in the range of 8.2 percent to 8.6 percent.

  Adjusted income from continuing operations in the range of $105 million to $135 million.

  Adjusted earnings per share in the range of $1.08 to $1.39.

  Free cash flow before restructuring payments in the range of $25 million to $75 million.

  Effective tax rate of approximately 40 percent.

     For fiscal year 2012, the company continues to plan the following for its continuing operations:

  Capital expenditures in the range of $100 million to $110 million.

  Interest expense in the range of $85 million to $95 million.

  Cash interest in the range of $75 million to $85 million.

  Cash income taxes in the range of $75 million to $95 million.

  Restructuring cash of approximately $20 million.

     “We are executing on our 2012 priorities and key initiatives,” said McClure. “We will continue driving toward sustainable and profitable growth, collaboration with customers and suppliers, strategic investments, new product introductions and cost management.”

First-Quarter Fiscal Year 2012 Conference Call

     The company will host a telephone conference call and webcast to discuss the company’s first-quarter results for fiscal year 2012 on Thursday, Feb. 2, 2012, at 9 a.m. (ET).

     To participate, call (617) 213-4845 at least 10 minutes prior to the start of the call. Please reference participant pass code 74852200 when dialing in. Investors can also listen to the conference call in real time or access a recording of the call for seven days after by visiting www.meritor.com.

     To access the listen-only audio webcast, visit the Meritor website at meritor.com and select the webcast link from the home page or the investor page.

     The company’s first-quarter financial results will be released prior to the conference call and webcast on Feb. 2. The release will be distributed through PR Newswire, First Call and the company’s website.

     A replay of the call will be available from 11 a.m. on Feb. 2, to 11:59 p.m. on Feb. 9, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay pass code number 71425826.

About Meritor

     Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of more than 11,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's web site at meritor.com.

Forward-Looking Statement

This press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to adjust their demands in view of rapid changes in production levels; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; reduced production for certain military programs and the return of volumes of selected long-term military contracts to more normalized levels; global economic and market cycles and conditions, including a slower than anticipated recovery from the recent global economic crisis; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; original equipment manufacturer (“OEM”) program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability, warranty and recall claims; rising costs of pension and other postretirement benefits; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended October 2, 2011 and from time to time in our other filings with the SEC. See also the following portions of our Annual Report on Form 10-K for the year ended October 2, 2011: Item 1. Business, “Customers; Sales and Marketing”; “Competition”; “Raw Materials and Supplies”; “Employees”; “Environmental Matters”; “International Operations”; and “Seasonality; Cyclicality”; Item 1A. Risk Factors; Item 3. Legal Proceedings; and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements are made only as of the respective dates on which they were made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Non-GAAP Measures

     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EBITDA, free cash flow and free cash flow from continuing operations before restructuring payments which are non-GAAP financial measures.

     Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.

     Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA is a meaningful measure of performance as it is commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting future periods. Management believes that free cash flow is useful in analyzing our ability to service and repay debt.

     Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

     Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins

     Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring costs and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments.

MERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended December 31,
	2011	2010
Sales	$1,159	$957
Cost of sales	(1,053)	(852)
GROSS MARGIN	106	105
Selling, general and administrative	(65)	(70)
Restructuring costs	(24)	(3)
Other operating expense	(1)	—
OPERATING INCOME	16	32
Other income, net	4	—
Equity in earnings of affiliates	15	13
Interest expense, net	(24)	(27)
INCOME BEFORE INCOME TAXES	11	18
Provision for income taxes	(20)	(20)
LOSS FROM CONTINUING OPERATIONS	(9)	(2)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(9)	4
NET INCOME (LOSS)	$(18)	$2
Less: Net income attributable to noncontrolling interests	(4)	(4)
NET LOSS ATTRIBUTABLE TO MERITOR, INC.	$(22)	$(2)

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Net loss from continuing operations	$(13)	$(6)
Income (loss) from discontinued operations	(9)	4
Net loss	$(22)	$(2)

BASIC AND DILUTED INCOME (LOSS) PER SHARE
Continuing operations	$(0.13)	$(0.07)
Discontinued operations	(0.10)	0.04
Basic and diluted loss per share	$(0.23)	$(0.03)

Basic and diluted average common shares outstanding	94.5	93.3

Prior periods have been recast to reflect European Trailer as discontinued operations.

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, In millions)

	December 31,	September 30,
	2011	2011
ASSETS:
Cash and cash equivalents	$211	$217
Receivables, trade and other, net	611	712
Inventories	483	460
Other current assets	72	70
TOTAL CURRENT ASSETS	1,377	1,459
Net property	395	421
Goodwill	428	431
Other assets	353	352
TOTAL ASSETS	$2,553	$2,663

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$84	$84
Accounts payable	771	841
Other current liabilities	342	328
TOTAL CURRENT LIABILITIES	1,197	1,253
Long-term debt	951	950
Retirement benefits	1,075	1,096
Other liabilities	313	325

Total deficit attributable to Meritor, Inc.	(1,020)	(995)
Noncontrolling interests	37	34
TOTAL EQUITY (DEFICIT)	(983)	(961)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$2,553	$2,663

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, In millions)

	Quarter Ended
	December 31,
	2011	2010
Sales:
Commercial Truck	$751	$575
Industrial	248	230
Aftermarket & Trailer	235	211
Intersegment Sales	(75)	(59)
Total sales	$1,159	$957
EBITDA:
Commercial Truck	$47	$33
Industrial	11	17
Aftermarket & Trailer	20	16
Segment EBITDA	78	66
Unallocated Corporate	1	(1)
Adjusted EBITDA	79	65
Interest Expense, Net	(24)	(27)
Provision for Income Taxes	(20)	(20)
Depreciation and Amortization	(17)	(16)
Noncontrolling interests	(4)	(4)
Loss on Sale of Receivables	(3)	(1)
Restructuring Costs	(24)	(3)
Loss from Continuing Operations
attributable to Meritor, Inc.	(13)	(6)
Income (loss) from Discontinued Operations
attributable to Meritor, Inc.	(9)	4
Net loss attributable to Meritor, Inc.	$(22)	$(2)

Prior periods have been recast to reflect European Trailer as discontinued operations.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In millions)

	Three Months Ended December 31,
	2011	2010
OPERATING ACTIVITIES
Loss from continuing operations	$(9)	$(2)
Adjustments to loss from continuing operations:
Depreciation and amortization	17	16
Restructuring costs	24	3
Equity in earnings of affiliates	(15)	(13)
Pension and retiree medical expense	14	18
Other adjustments to loss from continuing operations	4	8
Pension and retiree medical contributions	(25)	(16)
Changes in off-balance sheet receivable securitization and factoring	77	125
Changes in assets and liabilities	(79)	(158)
Operating cash flows provided by (used for) continuing operations	8	(19)
Operating cash flows used for discontinued operations	(3)	(30)
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	5	(49)
INVESTING ACTIVITIES
Capital expenditures	(25)	(19)
Other investing activities	2	3
Net investing cash flows used for continuing operations	(23)	(16)
Net investing cash flows provided by (used for) discontinued operations	11	(6)
CASH USED FOR INVESTING ACTIVITIES	(12)	(22)
CASH PROVIDED BY FINANCING ACTIVITIES	—	2
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE
RATES ON CASH AND CASH EQUIVALENTS	1	2
CHANGE IN CASH AND CASH EQUIVALENTS	(6)	(67)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	217	343
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$211	$276

Prior periods have been recast to reflect European Trailer as discontinued operations.

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE – RECONCILIATION
Non-GAAP
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended
	December 31,
	2011	2010
Loss from continuing operations
attributable to Meritor, Inc.	$(13)	$(6)
Adjustments:
Restructuring costs	24	3
Adjusted income (loss) from continuing
operations	$11	$(3)

Basic and diluted loss per share from
continuing operations	$(0.13)	$(0.07)
Impact of adjustments on basic and
diluted loss per share	0.25	0.03
Adjusted basic and diluted income (loss) per
share from continuing operations	$0.12	$(0.04)

Prior periods have been recast to reflect European Trailer as discontinued operations.

MERITOR, INC.
FREE CASH FLOW – RECONCILIATION
Non-GAAP
(Unaudited, In millions)

	Quarter Ended
	December 31,
	2011	2010
Cash flows provided by (used for) operating activities –
continuing operations	$8	$(19)
Capital expenditures – continuing operations	(25)	(19)
Free cash flow - continuing operations	(17)	(38)
Cash flow used for operating activities - discontinued
operations	(3)	(30)
Capital expenditures – discontinued operations	—	(6)
Free cash flow – discontinued operations	(3)	(36)
Free cash flow – total company	$(20)	$(74)

Free cash flow - continuing operations	$(17)	$(38)
Restructuring payments	7	4
Free cash flow from continuing operations before
restructuring payments	$(10)	$(34)

Prior periods have been recast to reflect European Trailer as discontinued operations.

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